hopTo Inc. Announces First Quarter Highlights and Results

CAMPBELL, Calif., May 13, 2014 - hopTo Inc. (OTCQB/OTCBB: HPTO), developer of the most comprehensive mobile productivity platform, announced today its financial results for the first quarter ended March 31, 2014.

Recent Highlights

·	Significant progress towards launch of hopTo Work

·	Established partnership with Egnyte

·	Hired Chief Financial Officer, Jean-Louis Casabonne

·	Hired an Investor Relations Firm, KCSA

Results for First Quarter Ended March 31, 2014:

“We were very busy during the first quarter of 2014”, said Eldad Eilam, hopTo’s President and Chief Executive Officer. “Our focus was trying to connect with our market via hopTo prosumer and we made significant progress toward that objective. For example”, continued Mr. Eilam, “we have attracted hundreds of thousands of users, and learned that 93% of our current users use the app for both personal and business, which demonstrates the value of and supports our initial assumptions about the need for a unified workspace in the BYOD era”.

The Company’s partnership with Egnyte adds to hopTo’s already extensive catalogue of file storage accessibility, while at the same time enhances Egnyte’s offering with a true small office/home office (SOHO) and small/medium business (SMB) mobile productivity solution. The Egnyte enterprise file sharing platform includes cloud file sharing, private file sharing, cross-office collaboration, and fast local file access.

The Company recently announced the hiring of Jean-Louis Casabonne, a seasoned executive with over 25 years of corporate finance, business development and senior management experience, as hopTo’s Chief Financial Officer. The Company has also made significant progress towards building hopTo Work, our productivity app for SMB and enterprise, and is successfully moving forward executing the Company’s strategic plan.

In the first quarter, hopTo retained KCSA Strategic Communications, a leading New York-based communications firm, with offices in Los Angeles, to direct hopTo’s investor relations, public relations and social media program. KCSA has deployed an investor relations campaign designed to increase awareness of hopTo and its unique business model among the investment community.

“We recognized $1.34 million in revenues in the first quarter of 2014 from our legacy asset, Go-Global, an application access solution taking advantage of cross-platform remote access and Web-enabled access to users’ existing software applications. This was a year over year decrease of 17%. This decrease was expected as the company continued to shift its focus to hopTo and remains consistent with management’s expectations”, said Mr. Eilam.

The Company reported a consolidated net loss of $672 thousand for the quarter ending March 31, 2014, which is an improvement on the $3.9 million loss we realized for the same quarter in 2013. The lower operating loss is primarily due to the impact of the change in the valuation of our warrants. Selling, general and administrative expenses were $1.64 million and R&D expenses were $1.31 million. R&D expenses increased by $593 thousand from Q1 2013 as the company is developing new productivity platforms to tap into the mobile productivity SMB and enterprise market. Conference Call

hopTo will host a conference call at 4:30 p.m. EDT on Tuesday, May 13th, to discuss its results for the first quarter ended March 31, 2014. To participate, please dial +1-877-407-9039 and reference passcode 13581627. Those calling from outside the U.S. should dial +1-201-689-8470 and reference passcode 13581627. A telephone replay will be available approximately two hours after the call concludes through May 27, 2014 by dialing +1-877-870-5176 from the U.S. or +1-858-384-5517 from international locations, with passcode 13581627.

A simultaneous live webcast will be available on the Investor Relations section of the Company's website at hopto.com and on the Company’s Investor Relations mobile app, powered by IRapp™. The webcast will be archived on the Company’s website for one year.

About hopTo:

Founded in its current form in 2012, hopTo Inc. is an innovator of a unique mobile productivity workspace application. hopTo delivers a mobile experience that changes the way you work and live — empowering you to fully embrace a mobile lifestyle – without any compromises or boundaries. Search, Access, Aggregate, Create, Edit and Share your content from your mobile device, efficiently and effectively, by leveraging the power of your own “personal cloud.” The company is based in Campbell, CA.

For more information on hopTo, please visit: hopTo.com or facebook.com/hopTo.

FORWARD LOOKING STATEMENTS:

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements include statements regarding future growth and the expected impact of our products on the marketplace. These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ significantly from those described in the forward looking statements. Factors that may cause such a difference include the following: the success of our new products depends on a number of factors including market acceptance and our ability to manage the risks associated with new product introduction and developing and marketing new versions of the product; and other factors, including those set forth under Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2013, and in other documents we have filed with the SEC.

Investors:

Julie Silber jsilber@kcsa.com 310.766.9760

Media:

Troy Mickle press@hopto.com 408.688.2674 x5086

Anne Donohoe adonohoe@kcsa.com